MARKETING MEMORANDUM OF UNDERSTANDING

THIS MARKETING MEMORANDUM OF UNDERSTANDING, dated as of January 9, 2017 (this "**MOU**"), is entered into between **AIR LEASE CORPORATION**, a California corporation ("**ALC**"), having its primary offices at 2000 Avenue of the Stars, 1000N, Los Angeles, California 90067, United States of America and **AIRBORNE WIRELESS NETWORK**, a Nevada corporation ("**AWN**"), having its primary office at 4115 Guardian Street, Suite C, Simi Valley, California 93063, United States of America, in light of the following facts:

WHEREAS, AWN has patent number 6,285,878 B1 which AWN will use to develop a digital superhighway in the sky which provides high-speed broadband airborne wireless network (the "**Network**") by linking commercial aircraft in flight as repeaters and routers sending and receiving broadband signals from one aircraft to another aircraft;

WHEREAS, AWN requires at least 2,000 aircraft flying within the United States of America (the "**U.S.**") to be connected to its Network in order to provide the high-speed broadband signals to the continental United States of America;

WHEREAS, ALC is a leading aircraft leasing company principally engaged in purchasing commercial aircraft and leasing them to its airline customers worldwide; and

WHEREAS, AWN and ALC (AWN and ALC are referred to herein collectively as the "**Parties**") desire on the terms and conditions set forth in this Agreement for ALC to be the exclusive marketing agent for the Network and use its extensive network of airline customers to have these airlines agree to install Network's router and repeater system on the airline's fleet of aircraft.

NOW THEREFORE, in consideration of the mutual covenants, conditions and terms set forth in this MOU, the Parties agree as follows:

1. **Production of the Equipment and Testing the Network**. AWN will develop the Network and all of the equipment necessary to install on an aircraft for transmitting the high-speed broadband signal between aircraft (the "**Equipment**").

   a. Test Flight Simulation and FCC, FAA and EASA Approval. AWN will also perform a flight test simulation with two Boeing 757 aircraft or other mutually acceptable aircraft and a van/SUV acting as the third aircraft while moving or ground station while stationary having the Equipment installed on them to prove that the Equipment will create a Network which transmits broadband signal for use on the ground and in the passenger cabin of an aircraft. Along with running the flight test simulation, AWN will also obtain FCC and FAA certification of the Network and the Equipment (FAA approval or FAA certification means the granting of a Supplemental Type Certificate for the installation and operation of the Equipment on the Aircraft). ALC will provide introductory assistance to AWN with obtaining FCC, FAA and EASA certification of the Network and the Equipment. Once the flight test simulation tests are completed, AWN will provide the results to ALC and let ALC know whether the Network is viable.

   b. Proof of Concept. When it is shown that the Network is viable and AWN has received FCC and FAA certification of the Network and the Equipment, ALC will work with one its airline customers (the "**Test Airline**") to have such customer agree to install the Equipment on certain of its aircraft which will fly within a designated area to verify that

the Network works in a real world application while flying for an airline (the "**Proof of Concept Test**"). AWN will pay for the Equipment, the installation of the Equipment on the airline customer's aircraft which will perform the Proof of Concept Test as well as setting up and paying for the ground stations necessary to accomplish the Proof of Concept Test. The terms of the Proof of Concept Test will be mutually agreed among AWN, ALC and the airline customer.

c. Worldwide Patents. At any time but promptly after the Proof of Concept is demonstrated with the Test Airline, AWN and ALC will work together within each company's respective areas of experience to ensure that AWN has obtained patents in the various jurisdictions in which AWN and ALC believe would be candidates for implementing the Network.

2. **Marketing and Implementation of the Network**. AWN plans to initially establish the Network over the continental U.S. by attaching the Equipment to aircraft which operate over the continental U.S. AWN estimates that in order for the Network to operate properly over the continental U.S., a minimum of 2,000 aircraft equipped with the Equipment will need to be flying at any one time which requires that at least 2,500 aircraft (the "**Required Fleet**") are equipped with the Equipment.

a. Marketing. Once the Proof of Concept Test demonstrates that the Network will be viable, ALC will commence marketing to airlines within the continental U.S. ALC will devise a plan to get these airlines to commit to put the Equipment on their aircraft in order to have the Required Fleet of Aircraft within the continental U.S. equipped with the Equipment. AWN will be responsible for arranging the acquisition of the Equipment to be installed on the aircraft. AWN currently estimates that the installation of the Equipment on the Aircraft will take two 6 hour shifts to complete. AWN and the airlines will arrive at a mutually agreed upon arrangement for the installation of the Equipment on the airline's aircraft and how to compensate the airlines for flying the Equipment on their aircraft. In ALC's experience, the airlines will be looking to have a broad band signal to supply their passengers with content and AWN and the airlines will need to devise how to provide this service to the airlines with compensation being paid for its use. ALC will provide AWN with regular updates on its marketing efforts. AWN will make its engineers and marketing officers available to (i) meet with airlines to discuss the equipment as well as provide information which is necessary for the airline to gauge how the Equipment will operate with the airline's aircraft and (ii) educate ALC's officers and employees on the Network and the Equipment so that ALC can effectively market the Equipment and the Network to its airline customers.

b. Fleet. As the Network will require a large number of aircraft to reach the Required Fleet so that it will operate properly over the continental U.S., the Equipment will be installed on a number of different types of Aircraft. AWN will obtain the necessary FCC, FAA and airframe manufacturer approvals for the installation of the Equipment on the aircraft which the airlines operate. ALC, within the reasonable scope of its relationships and experience, will advise and assist AWN in obtaining the necessary FAA and airframe manufacturer approvals. Both Parties recognize that obtaining FCC, FAA approval for many different aircraft types will be necessary to enable the Network to operate properly

by installing the Equipment on the Required Fleet. AWN will regularly update ALC on the approval process with both the manufacturers, the FCC and the FAA to obtain the necessary approvals and engineering to install the Equipment on the various aircraft types.

c. Future Markets. Both Parties agree and understand that once the Network is operating in the continental U.S. that the Equipment can be installed on aircraft operating in other parts of the world to create Networks in these geographical areas. Both Parties will work together within their respective capabilities to establish a Network in these areas. ALC will be the exclusive marketing agent to get the airlines in these regions to agree to allow the installation of the Equipment on their aircraft and AWN will be responsible for obtaining the necessary governmental and manufacturer approvals and engineering work.

3. Banking and Equity Introductions. After AWN receives FCC and FAA approval of the Equipment and the Network, ALC will introduce AWN to investment entities and banking entities which have provided equity or debt financing to ALC. ALC is willing to attend these meetings or to set up meetings for AWN to meet with such entities on its own. Both Parties understand that the purpose of the meetings with the investment and banking entities will be for AWN to convince such entities to provide AWN with equity and debt financing to operate its business.

4. Compensation. AWN intends to charge mobile data and phone providers for the use of the Network. The potential revenues available to mobile data and phone providers by linking areas which previously did not have service and obtaining new customers who previously did not have mobile phones or data devices because they lived and worked in areas devoid of service will provide a significant new revenue stream to such mobile data and phone providers. Accordingly, ALC and AWN agree to the following compensation structure:

a. Profit Percentage. ALC will receive 2.0 % of the net profits which are earned from the use of the Network ("**ALC's Profit Compensation**"). ALC's Profit Compensation will be paid monthly in arears and for the entire life of the Network.

b. Stock. AWN will provide ALC with shares (the "**Shares**") in AWN equal to 10% of the outstanding shares of AWN ("**ALC's Ownership Percentage**") on January 10, 2017 (the "**Share Acquisition Date**"). If AWN issues additional shares (or provides another form of ownership to another party) after the Share Acquisition Date which would dilute ALC's Ownership Percentage, then ALC will receive additional shares of AWN (or other form of ownership mutually agreed upon by ALC and AWN) so that ALC's Ownership Percentage after the issuance of the new shares is equivalent to what ALC's Ownership Percentage prior to such issuance. Any event involving AWN which provides the shareholders and/or other option holders of AWN to capitalize on their options or shares will also allow ALC to capitalize on its Shares.

c. Stock Options. AWN will grant ALC stock options (the "**Options**") in an amount equal to 6.0% of the outstanding shares of AWN (the "**Option Percentage**") on January 15, 2018 (the "**Option Pricing Date**") for a price for half of the options equal to a 30%

discount to AWN's closing price on the Option Pricing Date and for the other half of the options at a price equal to $1.50. The Options will expire five years after the date of issuance. If AWN issues additional shares or provides other forms of ownership in AWN after the Option Pricing Date which would dilute the Option Percentage, then the number of Options for the purchase shares of AWN and the option price for such shares will be adjusted so that the number of shares which ALC can purchase with the Options both before and after the issuance of additional shares (or provision of such additional ownership interests) in comparison to the total outstanding shares (and potential future shares) of AWN is equal to the Option Percentage. Any event involving AWN which provides the shareholders and/or other option holders of AWN to capitalize on their options will also allow the individual officer to capitalize on its Officer's Options.

5. Board Seats. AWN will allow ALC to appoint one observer or one member (whichever ALC at its option decides) to AWN's board of directors (the "**ALC Appointed Board Member/ Observer**"). The ALC Appointed Board Member/Observer will serve on the board of directors of AWN until the later of the date on which ALC sells its Shares or is no longer performing the marketing services described in Section 2 of this MOU. If ALC owns less than 5.0% of the outstanding shares of AWN, then AWN in its sole discretion may request that ALC's board member resign their position as a member of the board within 60 days of receipt of such notice, but such board member may then become an observer to the board of directors so long as ALC still owns at least 1.0% of the outstanding shares of AWN. ALC may maintain one observer of AWN's board of directors unless ALC owns less than 1.0% of the outstanding shares of AWN.

6. Press Release. After execution of this MOU, ALC and/or AWN will prepare a mutually agreed upon press release describing the intended business relationship.

7. Termination. The documentation memorializing the business relationship between ALC and AWN (the "**Agreement**") will provide that either party can terminate the Agreement by providing the other party with at least six months prior written notice.

The intended business relationship between the Parties is set forth in this MOU. The Parties agree that upon entering into this MOU, ALC will have its legal counsel prepare the necessary documents to implement the transactions contemplated by this MOU and such documents when executed will supersede this MOU. This MOU is executed and delivered by the parties on the date set forth in the introduction to this MOU.

AIR LEASE CORPORATION

By: [signature]

Title: Grant Levy
Executive Vice President

AIRBORNE WIRELESS NETWORK

By: J. Edward Daniels

Title: President